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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                               (RULE 13d-102)
            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                           PURSUANT TO 13d-2(b)

                          (Amendment No.       )*
                                         ------

                               FAROUDJA, INC.
                     ----------------------------------
                              (Name of Issuer)

                        Common Stock, $.001 par value
                     ----------------------------------
                       (Title of Class of Securities)

                                 311643 10 O
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 311643 10 O                     13G            Page  2  of  4  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSON

     YVES C. FAROUDJA
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     FRANCE
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     2,086,111(1)
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  2,086,111(1)
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,086,111
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     17.25%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 311643 10 O                  13G            Page  3  of  4  Pages
          -----------                                      ---    ---

ITEM 1.

         Faroudja, Inc.
         750 Palomar Avenue
         Sunnyvale, California 94086

ITEM 2.

         (a)  Yves C. Faroudja
         (b)  750 Palomar Avenue, Sunnyvale, California 94086
         (c)  France
         (d)  Common Stock, $.001 par value
         (e)  311643 10 O

ITEM 3.

         Not Applicable

ITEM 4.

         (a)  2,086,111
         (b)  17.25%
         (c)  Sole power to vote and dispose of all 2,086,111 shares.(1)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

------------
(1) Mr. Faroudja's spouse has a community property interest in the ownership of the shares. As Mr. Faroudja was granted a warrant to purchase 100,000 shares from the Company which vests as to 1/36th of the total shares for each full month after January 20, 1997 (the "Warrant"), this number includes 36,111 shares which are issuable upon exercise of the Warrant within 60 days of December 31, 1997, but does not include 63,889 shares under the Warrant which will not be exercisable within 60 days of December 31, 1997.


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CUSIP No. 311643 10 O                     13G            Page  4  of  4  Pages
          -----------                                         ---    ---

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       1-30-98
                                       ----------------------------------------
                                       (Date)

                                       /s/  YVES C. FAROUDJA
                                       ----------------------------------------
                                       (Signature)
                                       Yves C. Faroudja
                                       ----------------------------------------
                                       (Name/Title)